Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the current report on Form 8-K of Memorial Resource Development Corp. (the "Current Report") of our report, dated January 20, 2016, with respect to our audit of estimates of proved reserves and future net revenues to the Memorial Resource Development Corp. interest, as of December 31, 2015. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Current Report, and thus incorporated by reference into the Registration Statements on Form S-8 (No. 333-196855) and Form S-3 (No. 333-205565) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Resource Development Corp.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

July 28, 2016

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